Exhibit 99.1

Great Western Bancorp, Inc. Announces Fiscal Year 2018 First Quarter Financial Results
Highlights for the First Quarter of Fiscal Year 2018 (all comparisons in this document refer to the fourth quarter of fiscal year 2017, except as noted)

•	First quarter net income was $29.2 million, or $0.49 per diluted share, compared to $37.7 million, or $0.64 per diluted share

•
Adjusted net income[1], which excludes the nonrecurring charge to provision for income taxes of $13.6 million related to revaluation of the Company's deferred taxes, was $42.8 million or $0.72 per diluted share

•
Net interest margin and adjusted net interest margin[1,2] were 3.89% and 3.80%, respectively, decreases of 4 and 2 basis points, respectively, with each change impacted by a lower tax equivalent adjustment resulting from a lower tax rate

•	The efficiency ratio[1] improved to 45.8% from 47.1%

•	Total loans increased $196.8 million, an annualized increase of 8.7%, while total deposits grew by $46.6 million

•	Net charge-offs recognized during the quarter were 0.18% of average total loans on an annualized basis, a reduction compared to each quarter of fiscal year 2017

Sioux Falls, SD - January 25, 2018 - Great Western Bancorp, Inc. (NYSE: GWB) today reported net income of $29.2 million, or $0.49 per diluted share, for the first quarter of fiscal year 2018, compared to net income of $37.7 million, or $0.64 per diluted share, for the fourth quarter of fiscal year 2017. Adjusted net income1, which excludes the deferred taxes revaluation triggered by the Tax Cuts and Jobs Act of 2017, was $42.8 million or $0.72 per diluted share.
"We are pleased to report a strong underlying financial result for the quarter," said Ken Karels, Chairman, President and Chief Executive Officer. "Our loan growth was strong, we continued to manage costs well and overall credit quality trends remain favorable. As a result of corporate tax reform, we were required to adjust the value of our deferred taxes, but we already began to benefit from a lower statutory tax rate during the quarter and expect that we will earn back the amount of the deferred tax charge within this fiscal year. Finally, we were very pleased to announce earlier this month compensation and benefit increases for many of our employees and increased investments in other parts of our business directly resulting from tax reform and the savings we expect to incur."
Impact of the Tax Cuts and Jobs Act of 2017
The Tax Cuts and Jobs Act of 2017 significantly impacted the Company's financial results for the quarter and going forward. The three main impacts include:

•
A nonrecurring reduction in the carrying value of the Company's deferred taxes of $13.6 million, equating to $0.23, or 1.3%, of the Company's tangible book value per share[1] and a reduction of approximately 15 basis points to the total capital ratio as of December 31, 2017 and $0.23 per diluted share for the quarter ended December 31, 2017;

•
A reduction in the statutory federal tax rate upon which the Company's net income before taxes is taxed beginning with the current fiscal year ending September 30, 2018. Because of the Company's fiscal year end, a blended statutory federal tax rate of 24.5% is applied to all net income before taxes generated during the current fiscal year and the overall effective tax rate for the fiscal year is expected to be approximately 26.0%. Compared to the previous statutory tax rate, the blended rate reduced the provision for income taxes by approximately $5.0 million for the quarter ended December 31, 2017. Beginning in fiscal year 2019, the Company's net income will be taxed at the 21.0% statutory federal tax rate; and

•
A reduction in the tax-related benefit generated by tax-advantaged assets. The tax equivalent adjustment to net interest income and net interest margin was $1.6 million for the current quarter, compared to $2.1 million in the prior quarter, on a consistent asset base. This change reduced net interest margin and adjusted net interest margin[1,2] in the current quarter by approximately 2 basis points and increased our efficiency ratio[1] by a negligible amount.

1 This is a non-GAAP measure management believes is helpful to understanding trends in the business that may not be fully apparent based only on the most comparable GAAP measure. Further information on this measure and a reconciliation to the most comparable GAAP measure is provided at the end of this release.
2 All references to net interest income and net interest margin are presented on a fully-tax equivalent basis unless otherwise noted.

Exhibit 99.1

Net Interest Income and Net Interest Margin 2
Net interest income was $102.2 million for the first quarter of fiscal year 2018, an increase of $0.4 million, or 0.4%, compared to the prior quarter. The increase was primarily attributable to higher loan interest income driven by 1.2% growth in average loans outstanding between periods and a modest increase in investment portfolio income driven by rising interest rates, partially offset by higher interest expense associated with interest-bearing deposits and borrowings.
The consolidated income statements have been revised to correct an immaterial classification error in interest income and noninterest income related to credit card interchange income for the current quarter and all comparable periods presented. This change has no impact on net income, total revenue1, earnings per share, retained earnings, capital ratios or efficiency ratio1 for any period. Net interest margin and adjusted net interest margin1 are reduced by seven to eight basis points for each period presented, but there is no material impact to the trend for either of these metrics.
Net interest margin was 3.89% and 3.93%, respectively, for the quarters ended December 31, 2017 and September 30, 2017. Adjusted net interest margin1, which adjusts for the realized gain (loss) on interest rate swaps, was 3.80% and 3.82%, respectively, for the same periods. The yield on total loans decreased 2 basis points and the cost of deposits increased by 1 basis point. The reduction in the magnitude of the tax equivalent adjustment driven by a lower statutory tax rate reduced each metric by approximately 2 basis points.
Total loans outstanding were $9.17 billion as of December 31, 2017, an increase of $196.8 million, or 2.2%, for the quarter, and 8.7% on an annualized basis. The majority of the growth during the quarter occurred in the commercial real estate ("CRE") segment of the portfolio, which increased by $170.9 million, including strong growth in owner-occupied CRE and construction loans. Agriculture loans increased by $55.2 million, with approximately $20 million of that growth resulting from short-term advances required by many of our dairy customers for tax planning purposes that have already been repaid.
Total deposits grew $46.6 million, or 0.5%, during the quarter. Noninterest-bearing deposits were $1.93 billion, a 4.1% increase, for the quarter and interest-bearing deposits were $7.09 billion, a 0.4% decrease for the quarter. FHLB and other borrowings increased by $77.8 million, or 12.1%, as a result of loan growth during the quarter exceeding net deposit growth.
Provision for Loan and Lease Losses and Asset Quality
Provision for loan and lease losses was $4.6 million for the first quarter of fiscal year 2018, a decrease of $0.1 million, or 2.7%. Net charge-offs for the first quarter were $4.0 million, or 0.18% of average total loans on an annualized basis, with the majority of net charge-offs concentrated in the agriculture and commercial non-real estate segments of the loan portfolio. The ratio of allowance for loan and lease losses ("ALLL") to total loans was 0.70% at December 31, 2017, a decrease from 0.71%.
Included within total loans are approximately $980.1 million of loans for which management has elected the fair value option. These loans are excluded from the ALLL process, but management has estimated that approximately $6.2 million of the fair value adjustment for these loans relates to credit risk, or 0.07% of total loans. Finally, total purchase discount remaining on all acquired loans equates to 0.29% of total loans.
At December 31, 2017, loans graded "Watch" were $287.5 million, a decrease of $24.1 million, or 7.7%. Loans graded "Substandard" were $247.7 million, an increase of $14.8 million, or 6.4%. The decrease in "Watch" graded loans and the increase in "Substandard" graded loans was primarily driven by the deterioration of a small number of CRE relationships.
Nonaccrual loans were $147.3 million as of December 31, 2017, with $4.1 million of the balance covered by FDIC loss-sharing agreements. Total nonaccrual loans increased by $9.0 million during the quarter, primarily driven by one CRE loan relationship. Total other repossessed property balances were $10.5 million as of December 31, 2017, an increase of $1.5 million, or 16.7%.
As of mid-January, annual reviews have been completed on approximately 70% of agriculture loan relationships with maturity dates between November 1, 2017 and January 15, 2018. Growers' 2017 performance was broadly in line with expectations and risk rating changes are expected to be minimal with upgrades modestly exceeding downgrades.

Exhibit 99.1

Total credit-related charges decreased compared to the previous quarter. A summary of total credit-related charges incurred during the current and prior quarters is presented below:

GREAT WESTERN BANCORP, INC.
Summary of Credit-Related Charges (Unaudited)

		For the three months ended:
Item	Included within F/S Line Item(s):	December 31, 2017	September 30, 2017
		(dollars in thousands)
Provision for loan and lease losses	Provision for loan and lease losses	$4,557	$4,685
Net other repossessed property charges	Net loss on repossessed property and other related expenses	214	541
Reversal (recovery) of interest income on nonaccrual loans	Interest income on loans	1,068	697
Loan fair value adjustment related to credit	Net (decrease) increase in fair value of loans at fair value	(1,038)	940
Total		$4,801	$6,863
Noninterest Income
Noninterest income was $16.7 million for the first quarter of fiscal year 2018, an increase of $1.9 million, or 13.1%. The net effect of the change in the fair value of loans for which the Company has elected the fair value option and the net gain (loss), realized and unrealized, of the related derivatives was $2.2 million favorable, partially offset by a $0.6 million reduction in service charges and other fees primarily driven by the full quarter impact of the "Durbin Amendment" limit on debit card interchange income.
Noninterest Expense
Total noninterest expense was $54.9 million for the first quarter of fiscal year 2018, a decrease of $0.5 million, or 0.8%. Other noninterest expense, comprised of a number of miscellaneous items, decreased by $1.0 million and data processing decreased by $0.6 million as a result of lower communications cost. Salaries and employee benefits increased by $1.6 million, driven primarily by items related to fiscal year-end including vesting of share-based awards, incentive compensation and the related payroll taxes.
The efficiency ratio1 was 45.8% for the quarter, a decrease from 47.1%.
Provision for Income Taxes
The provision for income taxes for the first fiscal quarter ended December 31, 2017 was $28.6 million, reflecting an effective tax rate of 49.5% of income before income taxes, compared to an effective tax rate of 30.8%. Excluding the deferred taxes adjustment, the effective tax rate was 26.0%. See "Impact of the Tax Cuts and Jobs Act of 2017" above for discussion of material income tax items for the quarter.
Capital
Tier 1 and total capital ratios were 11.3% and 12.3%, respectively, as of December 31, 2017, compared to 11.4% and 12.5%, respectively. The common equity tier 1 capital ratio was 10.5% as of December 31, 2017 compared to 10.7%. The tier 1 leverage ratio was 10.3% as of December 31, 2017 and September 30, 2017. All regulatory capital ratios remain above regulatory minimums to be considered "well capitalized." The revaluation of the Company's deferred taxes reduced the total capital ratio by approximately 15 basis points.
On January 25, 2018, the Company’s Board of Directors declared a dividend of $0.20 per common share payable on February 21, 2018 to stockholders of record as of close of business on February 9, 2018. The aggregate dividend payment will be approximately $11.8 million.
Business Outlook
"We are very happy with the strong start to our fiscal year," added Karels. "We believe the recently enacted tax reform will generate meaningful savings that we can use to invest in our people and our business and materially increase our return profile for investors. Furthermore, we are hopeful that we will see regulatory reform in 2018 that will significantly reduce the compliance burden on Great Western Bank and many of our competitors and allow us to devote more energy and resources to continuing to grow this high-performing organization."

Exhibit 99.1

Conference Call
Great Western Bancorp, Inc. will host a conference call to discuss its financial results for the first quarter of fiscal year 2018 on Thursday, January 25, 2018 at 7:30 AM (CT). The call can be accessed by dialing (855) 238-8837 approximately 10 minutes prior to the start time. Please ask to be joined into the Great Western Bancorp, Inc. (GWB) call. International callers should dial (412) 542-4114. The call will also be broadcast live over the Internet and can be accessed in the Investor Relations section of Great Western’s website at www.greatwesternbank.com. A replay will be available beginning one hour following the conference call and ending on February 8, 2018. To access the replay, dial (877) 344-7529 (U.S.) and use conference ID 10115205. International callers should dial (412) 317-0088 and enter the same conference ID number.
About Great Western Bancorp, Inc.
Great Western Bancorp, Inc. is the holding company for Great Western Bank, a full-service regional bank focused on relationship-based business and agribusiness banking. Great Western Bank offers small and mid-sized businesses a focused suite of financial products and a range of deposit and loan products to retail customers through several channels, including the branch network, online banking system, mobile banking applications and customer care centers. The bank services its customers through more than 170 branches in nine states: Arizona, Colorado, Iowa, Kansas, Minnesota, Missouri, Nebraska, North Dakota and South Dakota. To learn more about Great Western Bank visit www.greatwesternbank.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements about Great Western Bancorp, Inc.’s expectations, beliefs, plans, strategies, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipates,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” "views," “intends” and similar words or phrases. In particular, the statements included in this press release concerning Great Western Bancorp, Inc.’s expected performance and strategy, the effects of tax reform, the outlook for its agricultural lending segment and the interest rate environment are not historical facts and are forward-looking. Accordingly, the forward-looking statements in this press release are only predictions and involve estimates, known and unknown risks, assumptions and uncertainties that could cause actual results to differ materially from those expressed. All forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from expectations, and, therefore, you are cautioned not to place undue reliance on such statements. Any forward-looking statements are qualified in their entirety by reference to the factors discussed in the sections titled “Item 1A. Risk Factors” and "Cautionary Note Regarding Forward-Looking Statements" in Great Western Bancorp, Inc.’s Annual Report on Form 10-K for the fiscal year ended September 30, 2017. Further, any forward-looking statement speaks only as of the date on which it is made, and Great Western Bancorp, Inc. undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

Exhibit 99.1

GREAT WESTERN BANCORP, INC.
Consolidated Financial Data (Unaudited)

	At or for the three months ended:
	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
	(dollars in thousands, except share and per share amounts)
Operating Data:
Interest and dividend income (FTE)	$116,519	$115,185	$110,713	$108,420	$108,797
Interest expense	14,332	13,391	11,671	10,494	9,764
Noninterest income	16,674	14,740	17,327	15,489	15,658
Noninterest expense	54,868	55,332	54,922	53,852	52,537
Provision for loan and lease losses	4,557	4,685	5,796	4,009	7,049
Net income	29,230	37,662	35,060	35,162	36,903
Adjusted net income [1]	$42,816	$37,662	$35,060	$35,162	$37,343
Common shares outstanding	58,896,189	58,834,066	58,761,597	58,760,517	58,755,989
Weighted average diluted common shares outstanding	59,087,729	58,914,144	59,130,632	59,073,669	58,991,905
Earnings per common share - diluted	$0.49	$0.64	$0.59	$0.60	$0.63
Adjusted earnings per common share - diluted [1]	$0.72	$0.64	$0.59	$0.60	$0.63

Performance Ratios:
Net interest margin (FTE) 1 2	3.89%	3.93%	3.92%	3.91%	3.82%
Adjusted net interest margin (FTE) 1 2	3.80%	3.82%	3.79%	3.76%	3.65%
Return on average total assets [2]	1.00%	1.30%	1.25%	1.26%	1.28%
Return on average common equity [2]	6.6%	8.6%	8.2%	8.5%	8.8%
Return on average tangible common equity 1 2	11.6%	15.2%	14.8%	15.4%	16.3%
Efficiency ratio [1]	45.8%	47.1%	46.7%	47.0%	45.1%

Capital:
Tier 1 capital ratio	11.3%	11.4%	11.5%	11.6%	11.2%
Total capital ratio	12.3%	12.5%	12.6%	12.7%	12.3%
Tier 1 leverage ratio	10.3%	10.3%	10.3%	10.0%	9.7%
Common equity tier 1 ratio	10.5%	10.7%	10.7%	10.8%	10.4%
Tangible common equity / tangible assets [1]	9.2%	9.2%	9.2%	9.0%	8.7%
Book value per share - GAAP	$30.02	$29.83	$29.49	$29.05	$28.57
Tangible book value per share [1]	$17.32	$17.11	$16.75	$16.29	$15.81

Asset Quality:
Nonaccrual loans	$147,325	$138,312	$123,641	$127,675	$124,178
Other repossessed property	$10,486	$8,985	$9,051	$6,994	$8,093
Nonaccrual loans / total loans	1.61%	1.54%	1.41%	1.47%	1.41%
Net charge-offs (recoveries)	$4,037	$5,394	$4,267	$8,091	$4,924
Net charge-offs (recoveries) / average total loans [2]	0.18%	0.24%	0.20%	0.38%	0.22%
Allowance for loan and lease losses / total loans	0.70%	0.71%	0.73%	0.72%	0.76%
Watch-rated loans	$287,468	$311,611	$298,963	$324,457	$334,673

[1] This is a non-GAAP financial measure management believes is helpful to interpreting our financial results. See the tables at the end of this document for the calculation of the measure and reconciliation to the most comparable GAAP measure.

[2] Annualized for all partial-year periods.

Exhibit 99.1

GREAT WESTERN BANCORP, INC.
Consolidated Income Statement (Unaudited)

	At or for the three months ended:
	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
	(dollars in thousands)
Interest and dividend income
Loans	$107,680	$106,277	$101,593	$99,481	$99,932
Taxable securities	6,494	6,092	6,238	6,055	5,878
Nontaxable securities	260	268	269	241	199
Dividends on securities	289	232	296	242	300
Federal funds sold and other	231	194	163	219	346
Total interest and dividend income	114,954	113,063	108,559	106,238	106,655
Interest expense
Deposits	10,998	10,439	9,478	7,829	7,290
Securities sold under agreements to repurchase	95	85	86	98	115
FHLB advances and other borrowings	2,069	1,702	994	1,469	1,271
Subordinated debentures and subordinated notes payable	1,170	1,165	1,113	1,098	1,088
Total interest expense	14,332	13,391	11,671	10,494	9,764
Net interest income	100,622	99,672	96,888	95,744	96,891
Provision for loan and lease losses	4,557	4,685	5,796	4,009	7,049
Net interest income after provision for loan and lease losses	96,065	94,987	91,092	91,735	89,842
Noninterest income
Service charges and other fees	13,178	13,742	14,572	13,574	13,837
Wealth management fees	2,185	2,002	2,433	2,429	2,254
Mortgage banking income, net	1,660	1,798	1,828	1,640	2,662
Net (loss) gain on sale of securities	(1)	32	—	44	—
Net (decrease) increase in fair value of loans at fair value	(8,665)	(2,073)	6,060	(5,216)	(64,001)
Net realized and unrealized gain (loss) on derivatives	7,227	(1,581)	(9,088)	1,592	58,976
Other	1,090	820	1,522	1,426	1,930
Total noninterest income	16,674	14,740	17,327	15,489	15,658
Noninterest expense
Salaries and employee benefits	32,868	31,263	32,868	32,370	31,634
Data processing	5,896	6,494	6,378	5,965	5,677
Occupancy expenses	4,002	4,033	4,057	4,355	4,024
Professional fees	4,240	4,503	4,141	3,559	2,835
Communication expenses	988	830	992	914	1,040
Advertising	1,059	954	1,059	995	975
Equipment expenses	846	973	809	768	798
Net loss on repossessed property and other related expenses	214	541	152	397	658
Amortization of core deposits and other intangibles	426	430	538	550	839
Acquisition expenses	—	—	—	—	710
Other	4,329	5,311	3,928	3,979	3,347
Total noninterest expense	54,868	55,332	54,922	53,852	52,537
Income before income taxes	57,871	54,395	53,497	53,372	52,963
Provision for income taxes	28,641	16,733	18,437	18,210	16,060
Net income	$29,230	$37,662	$35,060	$35,162	$36,903

Exhibit 99.1

GREAT WESTERN BANCORP, INC.
Summarized Consolidated Balance Sheet (Unaudited)

	As of
	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
	(dollars in thousands)
Assets
Cash and cash equivalents	$297,596	$360,396	$327,901	$335,929	$270,168
Securities	1,366,641	1,367,960	1,366,442	1,350,893	1,371,558
Total loans	9,165,373	8,968,553	8,791,852	8,697,426	8,779,107
Allowance for loan and lease losses	(64,023)	(63,503)	(64,214)	(62,685)	(66,767)
Loans, net	9,101,350	8,905,050	8,727,638	8,634,741	8,712,340
Goodwill	739,023	739,023	739,023	739,023	739,023
Other assets	301,971	317,582	305,180	296,255	329,528
Total assets	$11,806,581	$11,690,011	$11,466,184	$11,356,841	$11,422,617

Liabilities and stockholders' equity
Noninterest-bearing deposits	$1,932,080	$1,856,126	$1,915,560	$2,026,627	$1,954,881
Interest-bearing deposits	7,092,105	7,121,487	7,043,542	7,065,291	6,751,366
Total deposits	9,024,185	8,977,613	8,959,102	9,091,918	8,706,247
Securities sold under agreements to repurchase	116,884	132,636	123,851	124,472	142,741
FHLB advances and other borrowings	721,009	643,214	471,719	264,624	711,029
Other liabilities	176,630	181,548	178,529	168,966	183,962
Total liabilities	10,038,708	9,935,011	9,733,201	9,649,980	9,743,979
Stockholders' equity	1,767,873	1,755,000	1,732,983	1,706,861	1,678,638
Total liabilities and stockholders' equity	$11,806,581	$11,690,011	$11,466,184	$11,356,841	$11,422,617

GREAT WESTERN BANCORP, INC.
Loan Portfolio Summary (Unaudited)

	As of		Fiscal year-to-date:
	December 31, 2017	September 30, 2017	Change ($)	Change (%)
	(dollars in thousands)
Construction and development	$622,985	$538,736	$84,249	15.6%
Owner-occupied CRE	1,317,585	1,219,523	98,062	8.0%
Non-owner-occupied CRE	2,035,987	2,025,326	10,661	0.5%
Multifamily residential real estate	319,139	341,220	(22,081)	(6.5)%
Commercial real estate	4,295,696	4,124,805	170,891	4.1%
Agriculture	2,177,383	2,122,138	55,245	2.6%
Commercial non-real estate	1,695,731	1,718,914	(23,183)	(1.3)%
Residential real estate	924,439	932,892	(8,453)	(0.9)%
Consumer	62,872	66,559	(3,687)	(5.5)%
Other [1]	45,805	43,207	2,598	6.0%
Total unpaid principal balance	9,201,926	9,008,515	193,411	2.1%
Less: Unamortized discount on acquired loans and unearned net deferred fees and costs and loans in process	(36,553)	(39,962)	3,409	8.5%
Total loans	$9,165,373	$8,968,553	$196,820	2.2%

[1] Other loans primarily include consumer and commercial credit cards, customer deposit account overdrafts, and lease receivables.

Exhibit 99.1

GREAT WESTERN BANCORP, INC.
Net Interest Margin (FTE) (Unaudited)

	For the three months ended:
	December 31, 2017			September 30, 2017			December 31, 2016
	Average Balance	Interest (FTE)	Yield / Cost [1]	Average Balance	Interest (FTE)	Yield / Cost [1]	Average Balance	Interest (FTE)	Yield / Cost [1]
	(dollars in thousands)
Assets
Interest-bearing bank deposits	$65,935	$231	1.39%	$55,834	$194	1.38%	$266,704	$346	0.51%
Investment securities	1,416,179	7,043	1.97%	1,403,240	6,592	1.86%	1,377,459	6,377	1.84%
Non ASC 310-30 loans, net [2]	8,840,929	106,500	4.78%	8,728,514	105,120	4.78%	8,515,947	99,730	4.65%
ASC 310-30 loans, net	89,839	2,745	12.12%	95,813	3,279	13.58%	126,174	2,344	7.37%
Loans, net	8,930,768	109,245	4.85%	8,824,327	108,399	4.87%	8,642,121	102,074	4.69%
Total interest-earning assets	10,412,882	116,519	4.44%	10,283,401	115,185	4.44%	10,286,284	108,797	4.20%
Noninterest-earning assets	1,176,658			1,166,931			1,152,013
Total assets	$11,589,540	$116,519	3.99%	$11,450,332	$115,185	3.99%	$11,438,297	$108,797	3.77%

Liabilities and Stockholders' Equity
Noninterest-bearing deposits	$1,844,490			$1,793,321			$1,792,060
NOW, money market and savings deposits	5,887,195	$8,291	0.56%	5,817,665	$7,909	0.54%	5,548,112	$5,129	0.37%
Time deposits	1,267,300	2,707	0.85%	1,280,226	2,530	0.78%	1,348,119	2,161	0.64%
Total deposits	8,998,985	10,998	0.48%	8,891,212	10,439	0.47%	8,688,291	7,290	0.33%
Securities sold under agreements to repurchase	125,060	95	0.30%	116,004	85	0.29%	136,405	115	0.33%
FHLB advances and other borrowings	519,575	2,069	1.58%	509,959	1,702	1.32%	716,953	1,271	0.70%
Subordinated debentures and subordinated notes payable	108,316	1,170	4.28%	108,275	1,165	4.27%	110,962	1,088	3.89%
Total borrowings	752,951	3,334	1.76%	734,238	2,952	1.60%	964,320	2,474	1.02%
Total interest-bearing liabilities	9,751,936	$14,332	0.58%	9,625,450	$13,391	0.55%	9,652,611	$9,764	0.40%
Noninterest-bearing liabilities	76,477			84,453			119,443
Stockholders' equity	1,761,127			1,740,429			1,666,243
Total liabilities and stockholders' equity	$11,589,540			$11,450,332			$11,438,297
Net interest spread			3.41%			3.44%			3.37%
Net interest income and net interest margin (FTE)		$102,187	3.89%		$101,794	3.93%		$99,033	3.82%
Less: Tax equivalent adjustment		1,565			2,122			2,142
Net interest income and net interest margin - ties to Statements of Comprehensive Income		$100,622	3.83%		$99,672	3.85%		$96,891	3.74%

[1] Annualized for all partial-year periods.
[2] Interest income includes $0.6 million and $1.4 million for the first quarter of fiscal year 2018 and 2017, respectively, resulting from accretion of purchase accounting discount associated with acquired loans.

Non-GAAP Measures and Reconciliation
We rely on certain non-GAAP measures in making financial and operational decisions about our business. We believe that each of the non-GAAP measures presented is helpful in highlighting trends in our business, financial condition and results of operations which might not otherwise be apparent when relying solely on our financial results calculated in accordance with U.S. generally accepted accounting principles, or GAAP. We disclose net interest income and related ratios and analysis on a taxable-equivalent basis, which may also be considered non-GAAP financial measures. We believe this presentation to be the preferred industry measurement of net interest income as it provides a relevant comparison of net interest income arising from taxable and tax-exempt sources. In addition, certain performance measures, including the efficiency ratio and net interest margin utilize net interest income on a taxable-equivalent basis.

Exhibit 99.1

In particular, we evaluate our profitability and performance based on our adjusted net income, adjusted earnings per common share, tangible net income and return on average tangible common equity. Our adjusted net income and adjusted earnings per common share exclude the after-tax effect of items with a significant impact to net income that we do not believe to be recurring in nature, (e.g., one-time acquisition expenses as well as the effect of revaluation of deferred taxes). Our tangible net income and return on average tangible common equity exclude the effects of amortization expense relating to intangible assets and related tax effects from the acquisition of us by National Australia Bank Limited ("NAB") and our acquisitions of other institutions. We believe these measures help highlight trends associated with our financial condition and results of operations by providing net income and return information excluding significant nonrecurring items (for adjusted net income and adjusted earnings per share) and based on our cash payments and receipts during the applicable period (for tangible net income and return on average tangible common equity).
We also evaluate our profitability and performance based on our adjusted net interest income, adjusted net interest margin, adjusted interest income on non ASC 310-30 loans and adjusted yield on non ASC 310-30 loans. We adjust each of these four measures to include the current realized gain (loss) of derivatives we use to manage interest rate risk on certain of our loans, which we believe economically offsets the interest income earned on the loans. Similarly, we evaluate our operational efficiency based on our efficiency ratio, which excludes the effect of amortization of core deposit and other intangibles (a non-cash expense item) and includes the tax benefit associated with our tax-advantaged loans.
We evaluate our financial condition based on the ratio of our tangible common equity to our tangible assets and the ratio of our tangible common equity to common shares outstanding. Our calculation of this ratio excludes the effect of our goodwill and other intangible assets. We believe this measure is helpful in highlighting the common equity component of our capital and because of its focus by federal bank regulators when reviewing the health and strength of financial institutions in recent years and when considering regulatory approvals for certain actions, including capital actions. We also believe the ratio of our tangible common equity to common shares outstanding is helpful in understanding our stockholders’ relative ownership position as we undertake various actions to issue and retire common shares outstanding.
Reconciliations for each of these non-GAAP financial measures to the closest GAAP financial measures are included in the tables below. Each of the non-GAAP measures presented should be considered in context with our GAAP financial results included in this release.

GREAT WESTERN BANCORP, INC.
Reconciliation of Non-GAAP Measures (Unaudited)

	At or for the three months ended:
	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
	(dollars in thousands except share and per share amounts)
Adjusted net income and adjusted earnings per common share:
Net income - GAAP	$29,230	$37,662	$35,060	$35,162	$36,903
Add: Acquisition expenses, net of tax	—	—	—	—	440
Add: Deferred taxes revaluation	13,586	—	—	—	—
Adjusted net income	$42,816	$37,662	$35,060	$35,162	$37,343

Weighted average diluted common shares outstanding	59,087,729	58,914,144	59,130,632	59,073,669	58,991,905
Earnings per common share - diluted	$0.49	$0.64	$0.59	$0.60	$0.63
Adjusted earnings per common share - diluted	$0.72	$0.64	$0.59	$0.60	$0.63

Tangible net income and return on average tangible common equity:
Net income - GAAP	$29,230	$37,662	$35,060	$35,162	$36,903
Add: Amortization of intangible assets, net of tax	376	380	488	500	676
Tangible net income	$29,606	$38,042	$35,548	$35,662	$37,579

Average common equity	$1,761,127	$1,740,429	$1,715,460	$1,686,770	$1,666,243
Less: Average goodwill and other intangible assets	748,144	748,571	749,074	749,638	750,290
Average tangible common equity	$1,012,983	$991,858	$966,386	$937,132	$915,953
Return on average common equity *	6.6%	8.6%	8.2%	8.5%	8.8%
Return on average tangible common equity **	11.6%	15.2%	14.8%	15.4%	16.3%

* Calculated as net income - GAAP divided by average common equity. Annualized for partial-year periods.
** Calculated as tangible net income divided by average tangible common equity. Annualized for partial-year periods.

Exhibit 99.1

GREAT WESTERN BANCORP, INC.
Reconciliation of Non-GAAP Measures (Unaudited)

	At or for the three months ended:
	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
	(dollars in thousands except share and per share amounts)
Adjusted net interest income and adjusted net interest margin (fully-tax equivalent basis):
Net interest income - GAAP	$100,622	$99,672	$96,888	$95,744	$96,891
Add: Tax equivalent adjustment	1,565	2,122	2,154	2,182	2,142
Net interest income (FTE)	102,187	101,794	99,042	97,926	99,033
Add: Current realized derivative gain (loss)	(2,476)	(2,714)	(3,320)	(3,875)	(4,486)
Adjusted net interest income (FTE)	$99,711	$99,080	$95,722	$94,051	$94,547

Average interest-earning assets	$10,412,882	$10,283,401	$10,124,404	$10,144,875	$10,286,284
Net interest margin (FTE) *	3.89%	3.93%	3.92%	3.91%	3.82%
Adjusted net interest margin (FTE) **	3.80%	3.82%	3.79%	3.76%	3.65%

* Calculated as net interest income (FTE) divided by average interest earning assets. Annualized for partial-year periods.
** Calculated as adjusted net interest income (FTE) divided by average interest earning assets. Annualized for partial-year periods.

Adjusted interest income and adjusted yield (fully-tax equivalent basis), on non ASC 310-30 loans:
Interest income - GAAP	$104,935	$102,998	$98,724	$97,170	$97,588
Add: Tax equivalent adjustment	1,565	2,122	2,154	2,182	2,142
Interest income (FTE)	106,500	105,120	100,878	99,352	99,730
Add: Current realized derivative gain (loss)	(2,476)	(2,714)	(3,320)	(3,875)	(4,486)
Adjusted interest income (FTE)	$104,024	$102,406	$97,558	$95,477	$95,244

Average non ASC 310-30 loans	$8,840,929	$8,728,514	$8,550,349	$8,531,652	$8,515,947
Yield (FTE) *	4.78%	4.78%	4.73%	4.72%	4.65%
Adjusted yield (FTE) **	4.67%	4.65%	4.58%	4.54%	4.44%

* Calculated as interest income (FTE) divided by average loans. Annualized for partial-year periods.
** Calculated as adjusted interest income (FTE) divided by average loans. Annualized for partial-year periods.

Efficiency ratio:
Total revenue - GAAP	$117,296	$114,412	$114,215	$111,233	$112,549
Add: Tax equivalent adjustment	1,565	2,122	2,154	2,182	2,142
Total revenue (FTE)	$118,861	$116,534	$116,369	$113,415	$114,691

Noninterest expense	$54,868	$55,332	$54,922	$53,852	$52,537
Less: Amortization of intangible assets	426	430	538	550	839
Tangible noninterest expense	$54,442	$54,902	$54,384	$53,302	$51,698
Efficiency ratio *	45.8%	47.1%	46.7%	47.0%	45.1%

* Calculated as the ratio of tangible noninterest expense to total revenue (FTE).

Tangible common equity and tangible common equity to tangible assets:
Total stockholders' equity	$1,767,873	$1,755,000	$1,732,983	$1,706,861	$1,678,638
Less: Goodwill and other intangible assets	747,971	748,397	748,828	749,366	749,916
Tangible common equity	$1,019,902	$1,006,603	$984,155	$957,495	$928,722

Total assets	$11,806,581	$11,690,011	$11,466,184	$11,356,841	$11,422,617
Less: Goodwill and other intangible assets	747,971	748,397	748,828	749,366	749,916
Tangible assets	$11,058,610	$10,941,614	$10,717,356	$10,607,475	$10,672,701
Tangible common equity to tangible assets	9.2%	9.2%	9.2%	9.0%	8.7%

Exhibit 99.1

GREAT WESTERN BANCORP, INC.
Reconciliation of Non-GAAP Measures (Unaudited)

	At or for the three months ended:
	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
	(dollars in thousands except share and per share amounts)
Tangible book value per share:
Total stockholders' equity	$1,767,873	$1,755,000	$1,732,983	$1,706,861	$1,678,638
Less: Goodwill and other intangible assets	747,971	748,397	748,828	749,366	749,916
Tangible common equity	$1,019,902	$1,006,603	$984,155	$957,495	$928,722

Common shares outstanding	58,896,189	58,834,066	58,761,597	58,760,517	58,755,989
Book value per share - GAAP	$30.02	$29.83	$29.49	$29.05	$28.57
Tangible book value per share	$17.32	$17.11	$16.75	$16.29	$15.81

GREAT WESTERN BANCORP, INC.
Media Contact:
Ann Nachtigal, 605-988-9217
ann.nachtigal@greatwesternbank.com
Investor Relations Contact:
David Hinderaker, 605-988-9253
david.hinderaker@greatwesternbank.com